Exhibit 4.6

NATIONWIDE HEALTH PROPERTIES, INC.

Nationwide Health Properties, Inc. is authorized to issue two classes of shares, Common and Preferred, and the Preferred may be issued in one or more series. The corporation will furnish to any stockholder, on request and without charge, a statement of the designations, preferences, conversions and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the stock of each class, or series, which the corporation is authorized to issue and any other information required by Section 2-211 of the Corporations and Associations Article of the Annotated Code of Maryland. The board of directors of the corporation has authority to fix all or any of the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued Preferred shares or of any wholly unissued series of Preferred shares, the number of shares constituting any unissued series of Preferred shares, and the designations of such series.

The transfer of these shares to any person who would thereby hold beneficial interest of more than 9.9% of the outstanding shares of stock of the corporation may be prohibited or void or subject to other transfer restrictions or redemption rights as set forth in the Articles of Incorporation. The corporation will furnish information concerning such restrictions to any stockholder on request and without charge.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	— as tenants in common	UNIF GIFT MIN ACT—	___________	Custodian	__________

TEN ENT	— as tenants by the entireties		(Cust)		(Minor)

JT TEN	— as joint tenants with right of		under Uniform Gifts to Minors
	survivorship and not as Act tenants		Act _____________________
	in common			(State)

Additional abbreviations may also be used though not in the above list.